EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Associate Director,
Finance & Administration	Investor Relations & Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Fourth Quarter and Year End 2006 Financial Results

San Diego – Feb. 15, 2007 – Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, today reported its financial results for the fourth quarter and year end 2006. For the quarter and year ended December 31, 2006, the Company reported net losses of $10.2 million, or $0.35 per share, and $40.5 million, or $1.49 per share, respectively, compared to $9.6 million, or $0.48 per share, and $35.9 million, or $1.99 per share, for the same periods in 2005.

“Our string of recent highlights demonstrates our unwavering commitment to developing and commercializing FavId® for patients with B-cell non-Hodgkin’s lymphoma (NHL),” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “Just this week alone we announced a deal with Berlex to help pave the way for commercialization, including reimbursement, of FavId in combination with Leukine® for B-cell NHL, results from one of several ongoing trials of FavId in additional NHL indications and a $10 million financing to help fund our efforts. We look forward to announcing additional milestones in the coming months as we approach the primary endpoint analysis of time to disease progression (TTP) in our pivotal Phase 3 trial of FavId later this year.”

Fourth Quarter and Year End 2006 Financial Review

Research and development expense was approximately $7.7 million and $31.1 million for the fourth quarter and year ended December 31, 2006, respectively, compared to approximately $7.5 million and $29.6 million for the same periods in 2005.The increase is primarily due to additional expenses for personnel and non-cash expenses, such as deferred rent and stock-based compensation, offset by a decrease in clinical trial costs and raw materials and supplies due to the completion of patient enrollment in the Company’s pivotal Phase 3 clinical trial in January 2006. Effective January 1, 2006, Favrille implemented SFAS 123(R). Total stock-based compensation included in research and development was approximately $580,000 and $2.0 million for the fourth quarter and year ended December 31, 2006, compared to approximately $340,000 and $1.4 million for the same periods in 2005.

Marketing, general and administrative expense was approximately $2.9 million and $11.2 million for the fourth quarter and year ended December 31, 2006, respectively, compared to approximately $1.9 million and $6.8 million for the same periods in 2005. The increase is primarily due to additional personnel and outside services related to strategic marketing programs, an increase in administrative personnel in preparation for the commercialization of FavId and an increase in legal fees and other public company expenses. Total stock-based compensation included in marketing, general and administrative expense was approximately $530,000 and $2.0 million for the fourth quarter and year ended December 31, 2006, compared to approximately $360,000 and $1.5 million for the same periods in 2005.

As of December 31, 2006, Favrille had cash, cash equivalents and short term investments of $42.4 million, compared to $34.5 million at December 31, 2005. The increase is primarily due to the $45 million in net proceeds from the Company’s private placement of common stock and warrants in March 2006, partially offset by net cash used to fund ongoing operations.

“We expect total operating expenses for the full year 2007 to be in the range of $48 million to $52 million, including an estimated $4 million to $5 million in stock-based compensation,” said Tamara A. Seymour, Chief Financial Officer of Favrille. “With the addition of the $10 million we raised in a registered direct common stock offering earlier this week and access to the committed equity financing facility we established with Kingsbridge Capital Limited, we believe our cash should be sufficient to fund operations for at least 12 months.”

Recent Highlights

•                  Announced Agreement with Berlex Regarding Use of FavId in Combination with Leukine. Favrille entered into an agreement with Berlex, Inc., a U.S. affiliate of Bayer Schering Pharma AG, Germany, earlier this week. While terms of the agreement were not disclosed, the focus is on studying the use of FavId in conjunction with Berlex’s Leukine (sargramostim, GM-CSF) in patients with B-cell NHL. Leukine is a growth factor that is currently used to help fight infections in appropriate patients by enhancing immune cell function. GM-CSF has also been studied as a means to enhance the immune response in clinical trials of active immunotherapies. GM-CSF was first used in an early study of Id/KLH by the National Cancer Institute and in subsequent studies of Id/KLH and FavId.

•                  Raised $10 Million in Registered Direct Common Stock Offering. Favrille also completed a $10 million registered direct common stock offering this week. Selected investors, including leading life sciences institutional investors Federated Kaufmann Fund and MPM BioEquities Adviser, LLC, purchased 3.3 million shares of the Company’s common stock at a price of $3.00 per share pursuant to an effective shelf registration statement. Federated Kaufmann Fund is now one of Favrille’s largest shareholders.

•                  Established $40 Million Committed Equity Financing Facility (CEFF). In December 2006 Favrille entered into a CEFF with Kingsbridge Capital Limited, a private investment group, in which Kingsbridge committed to provide up to $40 million of capital during the next three years through the purchase of newly-issued shares of Favrille’s common stock. Favrille will determine the exact timing and amount of any CEFF financings, subject to certain conditions. The CEFF offers Favrille the flexibility to supplement its cash position in a controlled manner over time while minimizing dilution for its shareholders.

•                  Reported Data from Phase 2 Clinical Trial of FavId Following Autologous Stem Cell Transplantation. Long-term follow-up data from a physician-sponsored Phase 2 clinical trial of FavId following high dose therapy and autologous stem cell transplantation in patients with

B-cell NHL were reported at the annual meetings of the American Society for Blood and Marrow Transplantation (ASBMT) and the Center for International Blood and Marrow Transplant Research (CIBMTR) last week. A total of 15 patients were treated in the trial, of which nine remain in complete remission up to 61 months post-transplant. The median number of prior regimens for all patients was three, ranging from one to 10. The data showed that the majority of patients in the trial developed a rapid and tumor-specific immune response, often measured following a single dose of FavId.

•                  Reported Data From Phase 2 Clinical Trial of FavId Following Rituxan®. In an oral presentation at the American Society of Hematology Annual Meeting in December 2006, co-primary investigator Jane N. Winter, M.D., Feinberg School of Medicine at Northwestern University, reported that the administration of FavId following Rituxan induction therapy appears to extend TTP compared to historical data in patients with follicular B-cell NHL. In particular, data from Favrille’s Phase 2 clinical trial show that patients who had a clinical response to Rituxan and then received FavId have not reached median time to tumor progression 37 months from the end of patient enrollment. Furthermore, 11 of the 13 patients in the trial who converted to complete remission following the initiation of FavId remained in complete remission as of January 2007.

•                  Announced Interim Analysis of Secondary Endpoint from Phase 3 Clinical Trial of FavId. In November 2006 Favrille announced that the Data Monitoring Committee (DMC) completed its planned interim analysis of a secondary endpoint in the Company’s ongoing Phase 3 clinical trial of FavId following Rituxan induction therapy in patients with follicular B-cell NHL. The interim analysis showed an overall response rate of 70% and that 47% of patients in the trial converted to complete remission over time. The DMC indicated that the analysis did not demonstrate a statistically significant difference between treatment and control groups in the secondary endpoint of response improvement. The interim analysis was conducted on 226 evaluable patients who had been followed for 12 months or more. The trial has randomized a total of 349 patients. Analysis of the primary endpoint, TTP, is expected during the fourth quarter of 2007.

•                  Appointed Former Eli Lilly Executive Michael Eagle Chairman of the Board. Favrille appointed Michael Eagle as Chairman of the Company’s Board of Directors in October 2006. Mr. Eagle has more than 30 years of broad-based experience in manufacturing and general management positions in industry, including medical devices and pharmaceutical products. He has been a member of Favrille’s Board since September 2003. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company for eight years. He assumed the role of Chairman from Cam Garner, who remains on the Board.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the fourth quarter and year end 2006 financial results at 4:30 p.m. Eastern Time. A live audio webcast of management’s presentation will be available at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (800) 322-2803 or (617) 614-4925, passcode 22611527. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 83264040.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with obtaining reimbursement approvals for FavId, both alone and in combination with Leukine;  risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.
(a development stage company)
BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,249	$12,065
Short-term investments	28,160	22,427
Other current assets	850	935
Total current assets	43,259	35,427
Property and equipment, net	25,071	9,430
Restricted cash	3,451	1,550
Other assets	508	600
Total assets	$72,289	$47,007
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$6,779	$3,888
Current portion of debt	4,976	2,553
Total current liabilities	11,755	6,441
Debt, less current portion	5,754	3,532
Deferred rent	10,145	1,320
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2006 and 2005, respectively	—	—
Common stock, $0.001 par value 75,000,000 shares authorized; 29,060,081 and 20,329,046 issued and outstanding at December 31, 2006 and 2005, respectively	29	20
Additional paid-in capital	200,497	156,882
Deferred stock-based compensation	—	(5,655)
Note receivable from stockholder	—	(96)
Accumulated other comprehensive income (loss)	3	(54)
Deficit accumulated during the development stage	(155,894)	(115,383)
Total stockholders’ equity	44,635	35,714
Total liabilities and stockholders’ equity	$72,289	$47,007

FAVRILLE, INC.
(a development stage company)
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Years ended December 31,		Three months ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Operating expenses:
Research & development	$31,050	$29,592	$7,680	$7,502
Marketing, general and administrative	11,170	6,776	2,945	1,896
Total operating expenses	42,220	36,368	10,625	9,398
Interest income	2,648	1,492	644	263
Interest expense	(834)	(703)	(191)	(148)
Other income (expense)	(105)	(6)	(76)	—
Loss on extinguishment of debt	—	(290)	—	(290)
Total other income (expense), net	1,709	493	377	(175)
Net loss	(40,511)	(35,875)	(10,248)	(9,573)
Accretion of Series C redeemable convertible preferred stock issuance costs	—	(6)	—	—
Net loss applicable to common stockholders	$(40,511)	$(35,881)	$(10,248)	$(9,573)
Historical net loss per share:
Basic and diluted	$(1.49)	$(1.99)	$(0.35)	$(0.48)
Weighted-average shares — basic and diluted	27,245,385	18,060,992	28,931,495	20,003,200

FAVRILLE, INC.
(a development stage company)
STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31,
	2006	2005
	(unaudited)
Operating activities:
Net loss	$(40,511)	$(35,875)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,133	1,825
Stock-based compensation	4,010	2,860
Amortization of premium/discount on short-term investments	(638)	6
Other	281	(566)
Changes in operating assets and liabilities:
Other assets	105	329
Accounts payable and accrued liabilities	1,072	1,285
Deferred rent	1,443	527
Net cash used in operating activities	(32,105)	(29,609)
Investing activities:
Purchases of property and equipment	(8,586)	(1,805)
Purchases of short-term investments	(63,386)	(32,995)
Maturities of short-term investments	58,348	12,003
Restricted cash	(1,901)	56
Net cash used in investing activities	(15,525)	(22,741)
Financing activities:
Proceeds from debt	7,563	5,300
Payments on debt	(3,113)	(5,499)
Issuance of common stock and warrants	45,369	39,557
Repurchase of restricted common stock	(5)	(8)
Net cash provided by financing activities	49,814	39,350
Net (decrease) increase in cash and cash equivalents	2,184	(13,000)
Cash and cash equivalents at beginning of period	12,065	25,065
Cash and cash equivalents at end of period	$14,249	$12,065
Supplemental disclosures of cash flow information:
Cash paid for interest	$491	$654
Supplemental non-cash financing activities:
Issuance of warrant related to line of credit agreement	$—	$241

Accretion of Series C redeemable convertible preferred stock issuance costs	$—	$6
Conversion of Series C to common stock	$—	$43,678
Capitalized interest recorded as property, plant and equipment	$91	$—
Accrued asset acquisitions	$1,819	$—
Leasehold improvements acquired under tenant improvement allowance	$7,382	$—